UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 9, 2009, the board of directors of Palm, Inc. (“Palm” or the “Company”) approved a transition in the role of Palm’s President and Chief Executive Officer from Edward T. Colligan to Jonathan J. Rubinstein. The transition was announced on June 10, 2009 and will be effective as of June 12, 2009. In connection with the transition, Mr. Colligan also resigned as a member of Palm’s board of directors, effective as of June 12, 2009.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2009, Palm entered into an offer letter with Jonathan J. Rubinstein to be Palm’s President and Chief Executive Officer as well as Chairman of Palm’s board of directors (the “Offer Letter”). Under the Offer Letter, Mr. Rubinstein is entitled to receive an annual base salary of $850,000 and will be eligible to participate in the Company’s discretionary cash bonus plan with a target annual performance bonus of 100% of base salary. Mr. Rubinstein will also receive: a stock option grant of 430,000 shares of Palm common stock which will vest on a monthly basis over four years; 215,000 Palm performance shares (also known as restricted stock units), at a purchase price of $0.001 per share, which will vest in equal annual increments over four years; and restricted stock purchase rights to acquire 215,000 shares of Palm common stock, at a purchase price of $0.001 per share, which will vest in equal annual increments over four years.

On June 10, 2009, Palm entered into a separation agreement with Edward T. Colligan (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Colligan will remain an employee of the Company and an officer and director of certain of Palm’s subsidiaries until July 12, 2009 and is entitled to receive: a lump sum payment of $800,000, payable in twelve equal monthly installments commencing August 12, 2009; an additional lump sum payment of $400,000, payable on July 12, 2010; and reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to eighteen months. In addition, portions of Mr. Colligan’s unvested Palm stock options, shares of Palm restricted stock and Palm performance shares will have their vesting accelerate, which to some extent will be conditioned on Mr. Colligan’s compliance with the obligations described below. So long as Mr. Colligan complies with the obligations described below, any options to acquire Palm common stock in which Mr. Colligan will vest on or prior to July 12, 2009, together with any options that vest pursuant to the Separation Agreement, will remain outstanding and exercisable until January 12, 2011. As part of the Separation Agreement, Mr. Colligan has agreed to non-competition, non-solicitation and other standard post-separation obligations.

Palm anticipates that, based on its closing stock price as of June 10, 2009, the Separation Agreement will result in a non-cash charge to earnings of approximately $5 million in the Company’s fiscal quarter ending August 28, 2009, and non-cash charges totaling approximately $2 million recognized over the twelve months ending July 12, 2010, subject to mark-to-market adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: June 11, 2009	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary